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                                                                    EXHIBIT 99.4

Notes to Proforma Combined Financial Statements

1)        Proceeds from Property Sales


      (In thousands)                                                                                         USE OF PROCEEDS

                                                 NET PROCEEDS
                                                  AFTER COSTS      MORTGAGE         NET PROCEEDS           NOTE            BANK
         PROPERTY               DATE SOLD       AND PRORATIONS   DEBT ASSUMED  AFTER DEBT ASSUMPTION     PAYABLE     CREDIT FACILITY
         --------               ---------       --------------   ------------  ---------------------     -------     ---------------
Offices
    Beck(a)                 March 23, 1999           $ 1,772                          $ 1,772            $ 1,772
    Sutter Buttes           April 1, 1999              3,627                            3,627              3,627

Apartments(b)               May 12, 1999              83,523        $37,523            46,000             15,015        $30,985

Parking Facility
    Magic Mile              May 17, 1999               1,894                            1,894              1,894

Retail
    Woodland Commons(a)     February 17, 1999         20,789         11,469             9,320              9,320

    Northwest properties(c) May 5, 1999               36,074                           36,074              2,674         33,400
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        (a) Properties were sold during the first quarter of 1999 and the sales transactions are included in the historical March 31, 1999
            Combined Balance Sheet.

        (b) Apartment portfolio sold to one purchaser. The apartment portfolio consisted of the following properties:

            Somerset Lakes
            Steeplechase
            Beechlake
            Walden Village
            Briarwood
            Woodfield Gardens
            Windgate
            Hunter's Creek

        (c) The Northwest properties were sold to one purchaser. This portfolio consisted of the following properties:

            Valley
            Valley North
            Mall 205
            Plaza 205

2) Assumption of debt repayment from net proceeds on the Proforma Combined
   Balance Sheet and Proforma Combined Income Statements.

                                                                 (In Thousands)
                                                                 --------------
                                Mortgage debt repaid                $48,992
                                Bank credit facility repaid          64,385
                                Note payable                         34,302

                                For purposes of the December 31, 1998 Proforma
                                Combined Income Statement, $34.3 million of
                                Senior notes are assumed repaid, as the Note payable was used to repay $87.5 million of Senior notes in August 1998.

                                For purposes of the March 31, 1999, Proforma
                                Combined Balance Sheet, $11.1 million repayment of the Note Payable was reflected in the March
                                31, 1999 historical balance sheet as the transaction occurred prior to March 31, 1999.

3) Apartment division general and administrative costs are eliminated with the sale of all apartment assets.